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                   SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                               ____________

                                 FORM 8-K



                              CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934


   Date of report (Date of earliest event reported):  SEPTEMBER 17, 1999


               ADVANCED DIGITAL INFORMATION CORPORATION
         (Exact name of registrant as specified in charter)

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

               WASHINGTON                                         0-21103                              91-1618616
(State or other jurisdiction of incorporation)            (Commission File Number)          (IRS Employer Identification No.)

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                             11431 WILLOWS ROAD N.E.
                         REDMOND, WASHINGTON  98073-9757
               (Address of principal executive offices) (Zip Code)


                               (425) 881-8004
                (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

     On September 17, 1999, Advanced Digital Information Corporation (the "Company") acquired MountainGate Imaging Systems Corporation ("MountainGate") through a merger of a wholly owned subsidiary of the Company with and into MountainGate. MountainGate provides software that enables very high bandwidth cross-platform file sharing in Storage Area Networks (SAN). Its CentraVision file system provides value by improving workflow efficiency, enabling collaborative workgroups and delivering high-performance file sharing in network environments.

     An aggregate of 110,000 shares of the Company's unregistered common stock (the "Common Stock") were issued to the two shareholders of MountainGate in the merger. In addition, the Company paid $200,000 cash to the MountainGate shareholders, and assumed outstanding MountainGate debt of approximately $2 million, which debt was repaid on the closing date.

     The shares issued in the merger were not registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the exemption set forth in Section 4(2) thereof. Both recipients of shares of the Company's common stock in the merger were executive officers of MountainGate and had access to information about the Company. The shares issued in the transaction are subject to restrictions on transfer absent registration under the Securities Act, and no offers to sell the securities were made by any form of general solicitation or general advertisement.

     The Company intends to file a registration statement on Form S-3 as soon as practicable, but in no event later than 90 days after September 17, 1999, providing for the resale of the Common Stock issued in the merger. The acquisition will be accounted for as a purchase. The Company expects to write off approximately $1 million to $3 million of MountainGate's in-process research and development, which will be recorded in the current fiscal quarter. However, the appraisal of the assets acquired pursuant to the merger has not been completed and the actual amount of the writeoff, which may be greater or less than current expectations, will be not be determined until the appraisal is completed.

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                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       ADVANCED DIGITAL INFORMATION CORPORATION

                                       By: /s/ Leslie S. Rock
                                          -------------------------------------
                                           Treasurer and Chief
                                           Accounting Officer


Dated:  September 20, 1999


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